EXHIBIT 10.28

                        T. LOVELOCK SEVERANCE AGREEMENT

                                                                    June 6, 2002



Thomas W. Lovelock
8 Northstone Rise
Pittsford, NY 14534

Dear Tom:

     This Letter will summarize the agreement between you and IEC Electronics Corp. (the "Company") with respect to all issues relating to your cessation of employment with the Company:

     1. You hereby resign your employment and all positions and offices with the Company and its subsidiaries, including that of director, effective immediately.

     2.The Company will pay or provide to you the following amounts and benefits:

     (a)Your full salary and benefits though August 20, 2002, the expiration date of your Employment Agreement.

     (b) Additional severance payments in an aggregate amount equal to six (6) months salary at your current annual rate; said payments will commence on September 30, 2002 and will be payable in six (6) equal monthly installments on the last day of the month, with the last installment to be paid on March 31, 2003. Notwithstanding the foregoing sentence, if at any time between the date hereof and March 31, 2003 you receive compensation for services rendered in any capacity, all such compensation shall be offset against the severance payments due from the Company between September 30, 2002 and March 31, 2003. You agree to promptly notify the Company of all such compensation. If the Company fails to pay a severance payment installment within ten days after the due date, interest will accrue on the unpaid amount of the severance payment at the rate of 18% per annum.

     (c) You will continue to be provided with health, dental, life and accident, death and disability insurance at Company expense through March 31, 2003. At that time, you will be provided with the option to continue coverage pursuant to COBRA and applicable law.

     (d) Reimbursement for lease costs of your automobile through August 2002.

     (e) At your election, the Company will provide you with either (i) outplacement services for a period of six (6) months at a cost not to exceed $10,000 or (ii) the lease costs for the balance of the lease term on the automobile. In the event you desire the outplacement services, and the auto lessor will not accept a lease transfer, the Company will provide you with an amount equal to the greater of the costs associated with (i) and (ii) above, and you will determine the manner in which to apply the funds.

     3. The Company hereby releases you from the covenant not to compete contained in Section 9 of your Employment Agreement dated as of August 11, 2000; however, you acknowledge and agree that the Confidentiality provisions in
Section 8 of said Agreement continue to remain in full force and effect.

     4. (a) You agree that the terms set forth in this Letter are in full satisfaction of all obligations the Company has to you, known and unknown. You do hereby irrevocably and unconditionally release the Company, its affiliates, officers, directors, employees, agents, representatives, successors and assigns from any and all claims, demands and liabilities whatsoever, including, but not limited to, any claims in contract or tort and any claims in connection with your employment with the Company, the termination of that employment, or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements. In exchange for the benefits being accorded to you under this Letter, it is your intent to provide to the Company the broadest release of claims and liabilities that may be provided by law.

     (b)The Company agrees that this Letter shall be in complete and final settlement of and releases you, your heirs, executors, administrators and assigns and all others connected with you, from any and all causes of action, rights or claims which the Company has had in the past or now has against you in any way related to or arising out of your employment and its termination.

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     5. Without additional compensation, you agree to provide transition support and help with such projects as the Company may reasonably request between now and March 31, 2003. The Company will pay your reasonable expenses incurred in connection therewith.

     If legal proceedings are brought to enforce this Letter Agreement, the prevailing party shall be entitled to recover its or his reasonable attorney's fees.

     This Letter contains the entire agreement between the parties with respect to all issues relating to the cessation of your employment with the Company.

     If this Letter accurately reflects our agreement, please do indicate by executing a copy of this Letter as indicated below and returning the same to us by 1:30 p.m. on June 6, 2002, failing which this offer is withdrawn and becomes null and void.

Sincerely yours,

IEC Electronics Corp.


By:

/s/ David J. Beaubien
---------------------
David J. Beaubien, Chairman
Compensation Committee


ACKNOWLEDGED AND AGREED

/s/ Thomas W. Lovelock
----------------------
Thomas W. Lovelock

Date:



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